Exhibit 3.1

PRINCETON CAPITAL CORPORATION

SECOND AMENDMENT TO BYLAWS

Approved by the Board of Directors on February 27, 2018

The Bylaws of Princeton Capital Corporation (the “Bylaws”) are hereby amended by insertion of the following provision after Article XV thereof:

ARTICLE XVI
EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of a different forum, the courts of the State of Maryland in the City of Baltimore shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach by any director, officer or other employee of the Corporation of a duty owed to the Corporation or the Corporation’s stockholders or of any standard of conduct set forth in the MGCL, (iii) any action asserting a claim arising pursuant to any provision of the MGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine (or as to this subpart (iv), if no state court of the State of Maryland has subject matter jurisdiction, the United States District Court for the District of Maryland), and its stockholders consent to the assignment of any proceeding described in the foregoing sentence to the Business and Technology Case Management Program pursuant to Maryland Rule 16-308 or any successor thereof.